PROMISSORY NOTE

$5,000,000                                                      October 13, 1999


                  FOR VALUE RECEIVED, BMCW, LLC ("SouthCentral") or its assign promises to pay Rowland Manufacturing Corporation d/b/a Royal Door ("Royal Door"), or its assigns, the principal sum of $5,000,000 on the following terms and conditions:

                  1. The principal amount shall be non-interest bearing, except in the event of default as provided herein.

                  2. The first minimum principal payment of $500,000 shall be due and payable four years from the date of this note, with three additional minimum installments of $500,000 each due and payable each anniversary date thereafter. The final payment of the remaining balance of the note shall be due and payable seven years from the date of this note.

                  3. On each anniversary of the date of this note, accelerated payments of principal shall be made by SouthCentral in an amount equal to forty percent (40%) of the earnings before interest (including working capital charges) and taxes of the Royal Door business unit of SouthCentral for the preceding twelve (12) months calculated in accordance with generally accepted accounting principles consistent with Buyer's other business units utilizing the accounts set forth in SCHEDULE 1 attached hereto. Notwithstanding the foregoing, any allocation of expenses from SouthCentral to the Royal Door business unit in excess of $5,000 per month must be agreed to by James E. Rowland or his assign for purposes of calculating earnings of the business unit. The accelerated principal payment shall be paid no later than thirty (30) days following the anniversary date of this note. Any minimum annual principal payment for such year under Section 2 above shall constitute a credit against any accelerated principal payment for such year.

                  4. SouthCentral has entered into Compensation Agreements with James Rowland and John Rowland as part of the transaction with Royal Door for which this note is consideration. The Compensation Agreements provide that in the event SouthCentral terminates, without cause, the employment of James Rowland or John Rowland, payments of principal of $250,000 in addition to principal payments provided for in sections 2 and 3 of this note shall be made annually for each Compensation Agreement terminated. The first additional payment of principal shall occur six months after termination of employment and annually thereafter.

                  5. SouthCentral paid a premium for the assets of Royal Door based on the commitment of James Rowland and John Rowland to be employees of SouthCentral and to assist SouthCentral in operation of the business conducted by Royal Door. If James Rowland voluntarily leaves the employment of SouthCentral during the first two years of operation after the acquisition, SouthCentral will not receive the benefit of its bargain. As liquidated damages, and not as a penalty, the parties agree that the principal amount of the note may be reduced by the following amounts upon James Rowland voluntarily leaving


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the employment of SouthCentral, provided that the job descriptions, place of employment, hours, duties or salary are not adversely changed from the date of the Compensation Agreement.

                  The principal balance of the note shall be reduced by $2 million if voluntary termination of employment occurs within one year of the date of this note, and the principal balance shall be reduced by $1 million if termination of employment during the second year of employment by SouthCentral.

                  If John Rowland voluntarily leaves the employment of SouthCentral during the first year of operation after the acquisition, SouthCentral will not receive the benefit of its bargain. As liquidated damages, and not as a penalty, the parties agree that the principal amount of the note may be reduced by the following amounts upon John Rowland voluntarily leaving the employment of SouthCentral, provided that the job descriptions, place of employment, hours, duties or salary are not adversely changed from the date of the Compensation Agreement.

                  The principal balance of the note shall be reduced by $1 million if voluntary termination of employment occurs within one year of the date of this note.

                  Voluntary termination of employment of either James Rowland or John Rowland shall not include death or disability of the employee.

                  6. SouthCentral may prepay the remaining outstanding principal at any time without any additional cost.

                  7. SouthCentral and Royal Door are parties to an Asset Purchase Agreement dated _______________, as amended (the "Agreement"). For a period of two years following the date of this note, Royal Door agrees that SouthCentral may set off against any principal payments under this note any amounts owed by Royal Door to SouthCentral under the Agreement. Prior to any such set-off, SouthCentral shall provide Royal Door 30 days written notice of the basis for the set-off. If Royal Door objects to the set-off in writing prior to the expiration of the 30-day notice period, the parties shall attempt to negotiate a resolution of Royal Door's objection and SouthCentral's claim of set-off. If the parties cannot reach agreement within 30 days, SouthCentral shall commence an interpleader action to resolve the dispute and pay the amount of set-off into the court in which the interpleader action is pending.

                  8. Royal Door may not assign the right to receive proceeds of this note without the consent of SouthCentral.

                  9. If SouthCentral defaults in payment of principal under the terms of this note or is in default in any other manner under the terms of this note, the outstanding principal amount shall, upon 10 days notice of default by Royal Door and SouthCentral's failure to pay, shall become immediately due and payable in full. The outstanding principal amount shall bear interest at the rate of 12% per annum commencing on the date of notice of default. SouthCentral shall pay all reasonable costs and expenses, incurred by Royal Door in connection with any failure to pay by SouthCentral including reasonable attorney fees, collection costs, court costs, and costs on appeal, whether incurred before or after judgment.


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                  10. The makers, sureties, guarantors and endorsers hereof
severally waive presentment for payment, protest, notice of protest and of nonpayment of this note and consent that this note and any payment due or to become due hereunder, may be extended or renewed without previous demand or notice.

                  11. This note is to be governed by and construed in accordance with the laws of the state of Texas.

BMCW, LLC

By:  /s/ ELLIS C. GOEBEL
     ----------------------
Its:  SENIOR VICE PRESIDENT
 - FINANCE AND TREASURER

                                    GUARANTY

                  Building Materials Holding Corporation, a Delaware corporation ("BMHC"), as the parent of SouthCentral, hereby guarantees payment of this note. Upon any default by SouthCentral in payment of the note, BMHC agrees, upon demand, to make all payments due under the note.

BUILDING MATERIALS HOLDING CORPORATION



By:  /s/ ELLIS C. GOEBEL
     -------------------
Its:  SENIOR VICE PRESIDENT
 - FINANCE AND TREASURER



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